Exhibit 99.1

Franklin Bank Corp. Announces 3rd Quarter Earnings

Franklin Bank Corp. Grows Commercial Loans By 65%
And Community Banking Deposits By 42%

HOUSTON, October 31/PRNewswire-First Call/ -- Franklin Bank Corp. (NASDAQ:  FBTX) (AMEX:  FBK-P) (Franklin or Company), the parent company of Franklin Bank, S.S.B., today announced earnings of $7.9 million or $.33 per diluted common share for the third quarter 2006, with certain exclusions referenced later, as compared to $.34 per diluted share for the same quarter last year.  Franklin’s assets increased 16% to $5.2 billion; the commercial loan portfolio increased 65% to $1.5 billion; and community banking deposits increased by 42% to $1.4 billion, all compared to the same quarter last year.  On a GAAP basis, earnings were $5.1 million or $.21 per diluted share for the third quarter 2006.  (See additional discussion of these non-GAAP items later in this release and for a reconciliation of these non-GAAP items, see the attached exhibits.)

“Franklin continues to press forward in its transformation to a commercially-oriented community bank, despite the challenging economic environment,” said President/CEO Anthony J. Nocella.  “Our commercial and community banking operations are continuing to grow under extremely difficult economic conditions.  In fact, as of September 30, 2006, 37% of total loans were commercial and community banking loans, a significant increase from 26% a year ago.  We expect to reach our goal of achieving 50% of our loans to be commercial and community banking loans by the end of 2007.”

Nocella noted that the strong growth in assets and commercial loans partially offset the compression in single-family margins as a result of the flat-to-inverted yield curve.  “Furthermore,” Nocella said, “earnings in the third quarter were negatively affected by a decline in our single family volumes, resulting from our unwillingness to compromise our credit standards by placing into our portfolio non-traditional single family mortgages that are the dominant product in today’s market.  We continue to maintain our focus and our credit policy of having a high-quality single family mortgage portfolio.  Thus, we have less credit uncertainty within the portfolio.”

The GAAP earnings of $5.1 million were negatively impacted by the Preferred Stock dividend payments of $.07 per diluted share or $1.6 million paid during the quarter.  This capital was raised late during the second quarter and is currently not leveraged as anticipated by lending growth and acquisitions.  In addition, earnings were also impacted by the previously disclosed reserve of approximately $1.0 million, net of tax, or $.04 per diluted share for the Taylor Brown litigation.  This litigation relates to a disputed 15 acre tract of land, which is included in Franklin’s REO, and represents a portion of a 205 acre tract serving as collateral for an approximately $14.5 million development loan previously foreclosed. Finally, Franklin incurred a one-time restricted stock expense recorded for stock granted to retirement-age employees and directors of $162,000, net of tax, or $.01 per diluted share.

In order to better assist the investment community, Franklin will provide quarterly guidance.  Excluding the Preferred Stock dividends of $.07 per diluted share, the earnings for the fourth quarter 2006 is expected to be $.31 per diluted share.  Our fourth quarter earnings continue to be impacted by the repricing of our wholesale liabilities not offset by higher yields on single family loans.  We expect that this effect will diminish by the second quarter of 2007.  Based on the following assumptions: 1) the yield curve will remain relatively flat and will not worsen; 2) the capital from the Preferred Stock issuance will be partially deployed during the first quarter 2007 and fully deployed by the end of the second quarter 2007; and 3) the continued transition of our loan portfolio into commercial loans, Franklin expects 2007 earnings to be $1.32 - $1.40 per diluted share.  This range does not include the accretive effects of any potential acquisitions, any potential recoveries from the Taylor Brown litigation, nor any steepening of the yield curve.  If any of these occur, there is upside to Franklin’s current 2007 guidance.

Earnings

For the quarter ended September 30, 2006, net income, available to common stockholders, declined $2.7 million to $5.1 million as compared to the quarter ended June 30, 2006, and decreased $2.8 million from the quarter ended September 30, 2005.

For the quarter ended September 30, 2006, net interest income declined $2.6 million to $22.1 million as compared to the quarter ended June 30, 2006, and increased $84,000 when compared to the quarter ended September 30, 2005. The decline from June 30, 2006 was primarily the result of the increase in wholesale funding costs, the continued compression in the margin from the single family loan portfolio, and the increase in deposit pricing pressures within the community bank caused by high rates from regional and national banks with a limited presence in Texas.  The increase from the same quarter last year is the result of the continued transformation to a commercially-oriented community bank.

The net yield on interest earning assets decreased to 1.87% for the quarter ended September 30, 2006 compared to 2.08% for the quarter ended June 30, 2006, and 2.12% for the quarter ended September 30, 2005 as a result of the flat and, at times, inverted yield curve.

Non-interest income increased $1.1 million to $6.7 million for the quarter ended September 30, 2006 from $5.6 million for the quarter ended June 30, 2006. This increase was primarily due to an increase in gain on sale of single family loans, deposit fees, and other income.  Non-interest income increased 27% for the quarter ended September 30, 2006 compared to September 30, 2005.  The increase was due to the increase in gain on sale of single family loans, deposit fees, and other income.  This increase was partially offset by a decrease in sale of securities for the same periods.

Non-interest expense increased $936,000 for the quarter ended September 30, 2006 when compared to June 30, 2006.  The increase is mainly attributable to the $1.6 million Taylor Brown reserve which is included in other expense.  Salaries and benefits expense decreased $1.2 million largely as a result of the decline in originations from our retail mortgage branches that are compensated on net profitability.

Non-interest expense increased to $17.5 million during the quarter ended September 30, 2006 from $15.2 million for the quarter ended September 30, 2005.  The increase was attributable to the Taylor Brown reserve, the increase in community banking offices to 36 from 31, and the expansion of Franklin’s corporate offices.

Financial Condition

At September 30, 2006 Franklin’s assets stood at $5.2 billion which is flat when compared to June 30, 2006, and a 16% increase since September 30, 2005. The increase from 2005 is primarily the result of growth within the commercial loan portfolio.  Franklin’s loan portfolio totaled approximately $4.4 billion as of September 30, 2006, $4.3 billion as of June 30, 2006, and $3.9 billion as of September 30, 2005. The commercial loan portfolio increased 17% to $1.5 billion at September 30, 2006 compared to $1.3 billion at June 30, 2006 and increased 65% from $932 million at September 30, 2005.  Single family loans were $2.8 billion compared to $2.9 billion at June 30, 2006 and September 30, 2005.

Nonperforming assets as a percentage of total assets were .66% or $33.9 million as of September 30, 2006 compared to .62% or $31.6 million at June 30, 2006 or .56% or $24.9 million at September 30, 2005.  The nonperforming assets consist primarily of two assets that have been previously discussed: 1) a $14.5 million development loan to Taylor Brown that was foreclosed during the first quarter of 2006 in which Franklin incurred a $1.6 million litigation reserve during the third quarter 2006 which does not include any possible recoveries, and 2) a mortgage banker finance loan that currently has a reserve of $4.4 million.  Franklin has filed claims with insurance and title companies, as well as a lawsuit against the guarantors of the mortgage banker finance loan.

Community banking deposits increased to $1.4 billion at September 30, 2006 from $964 million at September 30, 2005.

Looking Forward

As a result of the items described within the non-GAAP reconciliation, totaling $.12 per share, plus the fourth quarter effect of the Preferred Stock dividends, in addition to continued compression of the yield curve, and lower single family loan balances than expected, Franklin is modifying its guidance for 2006 to $1.05 per diluted share, or $1.24 per diluted share, excluding the non-GAAP items described below, compared to previous guidance of $1.30 to $1.40 per diluted share based on an estimated 24 million shares outstanding.

The following is a reconciliation of Franklin’s 2006 earnings guidance:

Adjusted guidance	$1.24
Less:
Litigation Reserve – Taylor Brown	$.04
Preferred Stock Dividends (3rd & 4th Qtr.)	$.14
One-time effect of FAS 123R	$.01

Revised Guidance for 2006	$1.05

Commercial loans have grown 45% from December 31, 2005 to September 30, 2006.  Franklin has surpassed its prior quarter guidance for commercial loan growth of 40% for 2006.

Franklin Bank’s continued goal is to transition into a commercially-oriented community bank.  This means Franklin will continue to strive towards having 50% in commercial and community banking loans.  As of September 30, 2006, 37% of total loans were commercial and community banking loans, a significant increase when compared to 26% just a year ago.  Franklin expects to meet its goal of 50% by the end of 2007, including the effect of anticipated acquisitions.

Similarly, Franklin’s goal for 2006 was to grow community banking deposits by 15% over balances at December 31, 2005, including growth from acquisitions.  At September 30, 2006, Franklin has increased these deposits organically by 9% from December 31, 2005.  On a pro forma basis, including the announced purchase and assumption of the two Equity Bank offices, community banking deposits are expected to increase by 12% from December 31, 2005 to December 31, 2006.

Year to date, on an annualized basis, non-interest income has increased by approximately 21%.

For 2007, Franklin’s earnings targets will be announced on a quarterly basis.  For 2007, the first quarter is targeted at $.24 to $.26 per diluted share, the second quarter at $.29 to $.31 per diluted share, the third quarter at $.38 to $.40 per diluted share, and the fourth quarter at $.41 to $.43 per diluted share.  These estimates are based on an estimated 24 million shares.  The table below details Franklin’s guidance for 2007 which includes the deployment of the Preferred Stock during the first and second quarters.

	Guidance Range			Adjusted Guidance for Preferred
			Effect of Preferred Stock
	Low	High		Low	High

1st Quarter	$0.24	$0.26	$(0.06)	$0.30	$0.32
2nd Quarter	$0.29	$0.31	$(0.04)	$0.33	$0.35
3rd Quarter	$0.38	$0.40	$—	$0.38	$0.40
4th Quarter	$0.41	$0.43	$—	$0.41	$0.43

2007 Guidance	$1.32	$1.40	$(0.10)	$1.42	$1.50

In addition, Franklin is planning to implement segment reporting for the year ended 2006 in order to clarify the financial statements.  The defined segments are banking and mortgage.  Franklin expects the net earnings from the banking segment to total approximately 60% for 2006 and 69% for 2007.

During the quarter, Franklin announced the purchase and assumption of two banking offices from Equity Bank.  These offices will expand the East Texas region and will bring approximately $40 million in deposits and $5 million in community banking loans.  Franklin expects to have this transaction completed in December 2006.

Nocella commented: “Our anticipated acquisitions will be rational, will meet our defined standards, and will meet our price hurdles.  We are financial owners and we will only make deals that make sense and are in the stockholders’ best interest.  In addition, during the fourth quarter we are expanding through the opening of two de novo community banking offices in the Austin area.”

Corporate Overview

Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002 and is now a $5.2 billion company. Franklin’s common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. Franklin Bank Corp.’s common stock is currently included within the following indices: Russell 3000, Russell 2000, Russell Microcap, American Community Bankers, S&P SmallCap 600 Index, S&P Composite 1500, S&P 1000, NASDAQ Bank, NASDAQ Composite, NASDAQ NNM Composite, and NASDAQ Global Select Market Composite. In May 2006, Franklin raised additional capital through a Preferred Stock offering that is now trading on the AMEX under the ticker symbol FBK-P.

Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. In addition to its corporate headquarters in Houston, there are currently 35 community banking offices in Texas, 8 regional commercial lending offices, 38 retail mortgage loan production offices, and 2 wholesale mortgage production offices.

Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com . Franklin Bank is FDIC insured and an equal housing lender.

Contact: Kris Dillon 713-339-8913

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. Incorporated within the exhibits is a reconcilement of the non-GAAP financial measures discussed within the language of this announcement. Management believes that these non-GAAP financial measures provide useful information to investors in understanding the underlying performance of the Company because they provide information that shows the financial effect of the reserve for the Taylor Brown litigation, the Preferred Stock dividends, and the restricted stock expense.

Included within the exhibits to this announcement is a table reconciling the non-GAAP financial measures discussed within this announcement with GAAP net income and GAAP net income per share. The non-GAAP financial measures are used in this announcement in addition to, and in conjunction with, results presented in accordance with GAAP. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of Franklin’s operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors affecting Franklin’s business. Franklin strongly encourages investors to review the consolidated financial statements and publicly filed reports in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures Franklin has presented in this announcement with announcements by other companies containing the same or similar non-GAAP financial measures.

Forward-Looking Information

This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, and strategies and the results of the company’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled.  Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. Readers are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions. Other specific risks related to Franklin include the following: potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Conference Call

The company will conduct a conference call to review the announcements made in this press release on Wednesday, November 1, 2006, at 10:00 a.m. CT. The conference call is available by telephone. The telephone number for the conference call is 1-800-262-1292. Participants calling from outside the United States may dial 1-719-457-2680.  The passcode “5845708” is required to access the call. Please call in 10 minutes before the beginning of the call to avoid being unable to enter the call on time. A recording of the conference call will be available after 2 p.m. CT on Wednesday, November 1, 2006 through November 7, 2006. The recorded message will be available at 1-888-203-1112. Participants calling from outside the United States may dial 1-719-457-0820. The passcode “5845708” is required to access the replay of the call.

FRANKLIN BANK CORP.
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	Sept. 30,	June 30,	Sept. 30,
	2006	2006	2005

Assets
Cash and cash equivalents	$63,352	$76,562	$66,708
Available for sale securities	60,503	62,438	65,051
FHLB stock and other investments	87,927	87,128	90,626
Mortgage-backed securities	302,041	306,849	120,993
Loans
Single family	2,778,650	2,921,267	2,917,764
Commercial	1,537,167	1,315,237	931,654
Consumer	110,329	94,699	86,202
Allowance for credit losses	(14,212)	(13,793)	(9,024)

Loans, net	4,411,934	4,317,410	3,926,596
Goodwill	149,858	150,686	115,102
Other intangible assets, net	13,809	13,251	10,312
Premises and equipment, net	27,411	26,810	23,696
Real estate owned	20,259	20,742	5,972
Other assets	36,108	33,953	31,696

	$5,173,202	$5,095,829	$4,456,752

Liabilities
Deposits	$2,562,362	$2,522,726	$2,001,839
FHLB advances	2,018,290	1,998,835	1,985,737
Other short-term borrowing	—	—	—
Junior subordinated notes	108,059	108,025	107,928
Other liabilities	48,521	38,690	32,608

Total liabilities	4,737,232	4,668,276	4,128,112
Stockholders’ equity
Preferred stock	86,250	86,250	—
Common stock	235	234	234
Paid-in capital	282,056	279,980	281,796
Unearned stock compensation	(1,931)	(438)	—
Retained earnings	71,392	66,265	47,140
Accumulated other comprehensive income:
- Unrealized losses on securities available for sale, net	(2,032)	(5,641)	(948)
- Cash flow hedges, net	—	903	418

Total stockholders’ equity	435,970	427,553	328,640

	$5,173,202	$5,095,829	$4,456,752

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended

	Sept. 30,	June 30,	Sept. 30,
	2006	2006	2005

Interest income
Cash equivalents and short-term investments	$2,353	$3,344	$2,114
Mortgage-backed securities	4,104	4,246	1,153
Loans	68,785	65,736	49,673

Total interest income	75,242	73,326	52,940
Interest expense
Deposits	27,120	24,314	14,250
FHLB advances	24,120	22,483	15,290
Short-term borrowings	—	59	—
Junior subordinated notes	1,939	1,791	1,421

Total interest expense	53,179	48,647	30,961
Net interest income	22,063	24,679	21,979
Provision for credit losses	607	428	(428)

Net interest income after provision for credit losses	21,456	24,251	22,407
Non-interest income
Loan fee income	1,746	1,917	1,632
Deposit fees	1,703	1,490	1,397
Gain on sale of single family loans	1,733	1,591	1,085
Gain on sale of securities	—	—	727
Other	1,519	639	447

Total non-interest income	6,701	5,637	5,288
Non-interest expense
Salaries and benefits	8,036	9,192	7,884
Data processing	1,650	1,755	1,673
Occupancy	1,979	1,772	1,466
Professional fees	868	683	1,236
Loan expenses	591	815	497
Core deposit amortization	327	(111)	402
Other	4,091	2,500	2,084

Total non-interest expenses	17,542	16,606	15,242

Income before taxes	10,615	13,282	12,453
Income tax expense	3,871	4,847	4,521

Net income	$6,744	$8,435	$7,932

Net income available to common stock shareholders	$5,127	$7,806	$7,932

Basic earnings per common share	$0.22	$0.33	$0.34
Diluted earnings per common share	$0.21	$0.33	$0.34

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30,

	2006	2005

Interest income
Cash equivalents and short-term investments	$7,778	$5,466
Mortgage-backed securities	11,873	2,978
Loans	189,610	132,915

Total interest income	209,261	141,359
Interest expense
Deposits	68,405	36,424
FHLB advances	66,063	39,362
Short-term borrowings	132	—
Junior subordinated notes	5,447	2,792

Total interest expense	140,047	78,578
Net interest income	69,214	62,781
Provision for credit losses	1,364	416

Net interest income after provision for credit losses	67,850	62,365
Non-interest income
Loan fee income	5,077	5,416
Deposit fees	4,653	3,429
Gain on sale of single family loans	4,652	3,004
Gain on sale of securities	(2)	771
Other	2,606	1,304

Total non-interest income	16,986	13,924
Non-interest expense
Salaries and benefits	26,028	21,808
Data processing	5,299	4,150
Occupancy	5,591	3,747
Professional fees	2,150	4,158
Loan expenses	1,885	1,727
Core deposit amortization	697	913
Other	8,892	5,931

Total non-interest expenses	50,542	42,434

Income before taxes	34,294	33,855
Income tax expense	12,519	12,282

Net income	$21,775	$21,573

Net income available to common stock shareholders	$19,529	$21,573

Basic earnings per common share	$0.83	$0.96
Diluted earnings per common share	$0.81	$0.94

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended September 30, 2006

		Interest	Average
	Average	Income/	Yield/
	Balance	Expense	Rate

Interest-Earning Assets
Short-term interest earning assets	$41,942	$537	5.01%
Available for sale securities	62,963	723	4.55%
FHLB stock and other investments	87,074	1,093	4.98%
Mortgage-backed securities	308,839	4,104	5.32%
Loans
Single family	2,854,474	38,497	5.39%
Builder lines	952,046	20,488	8.54%
Commercial real estate	233,864	4,518	7.66%
Mortgage banker finance	152,745	2,837	7.37%
Commercial business	38,339	686	7.10%
Consumer	94,240	1,759	7.41%

Total loans	4,325,708	68,785	6.34%

Total interest-earning assets	4,826,526	75,242	6.21%
Non-interest-earning assets	286,624

Total assets	$5,113,150

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$160,889	610	1.50%
Money market and savings	248,356	1,855	2.96%
Certificates of deposit	805,968	8,401	4.14%
Non-interest bearing deposits	148,884	—	—

Total community banking	1,364,097	10,866	3.16%
Wholesale and money desk	1,225,121	16,254	5.26%

Total deposits	2,589,218	27,120	4.16%
FHLB advances	1,940,504	24,120	4.86%
Short term borrowing	—	—	0.00%
Junior subordinated notes	108,038	1,939	7.02%

Total interest-bearing liabilities	4,637,760	53,179	4.52%
Non-interest-bearing liabilities and stockholders’ equity	475,390

Total liabilities and stockholders’ equity	$5,113,150

Net interest income/interest rate spread		$22,063	1.69%

Net yield on interest-earning assets			1.87%

Ratio of average interest-earning assets to average interest-bearing liabilities			104.07%

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended June 30, 2006

	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Interest-Earning Assets
Short-term interest earning assets	$129,865	$1,568	4.78%
Available for sale securities	64,333	681	4.25%
FHLB stock and other investments	89,412	1,095	4.91%
Mortgage-backed securities	323,234	4,246	5.25%
Loans
Single family	2,846,921	39,112	5.50%
Builder lines	848,467	17,392	8.22%
Commercial real estate	222,326	4,140	7.47%
Mortgage banker finance	157,570	2,802	7.13%
Commercial business	38,551	647	6.73%
Consumer	93,936	1,643	7.02%

Total loans	4,207,771	65,736	6.26%

Total interest-earning assets	4,814,615	73,326	6.10%
Non-interest-earning assets	301,779

Total assets	$5,116,394

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$177,943	671	1.51%
Money market and savings	246,696	1,638	2.66%
Certificates of deposit	777,599	7,555	3.90%
Non-interest bearing deposits	166,901	—	—

Total community banking	1,369,139	9,864	2.89%
Wholesale and money desk	1,181,725	14,450	4.90%

Total deposits	2,550,864	24,314	3.82%
FHLB advances	2,028,836	22,483	4.38%
Short term borrowing	3,846	59	6.08%
Junior subordinated notes	108,004	1,791	6.56%

Total interest-bearing liabilities	4,691,550	48,647	4.13%
Non-interest-bearing liabilities and stockholders’ equity	424,844

Total liabilities and stockholders’ equity	$5,116,394

Net interest income/interest rate spread		$24,679	1.97%

Net yield on interest-earning assets			2.08%

Ratio of average interest-earning assets to average interest-bearing liabilities			102.62%

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended September 30, 2005

	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Interest-Earning Assets
Short-term interest earning assets	$79,830	$655	3.21%
Available for sale securities	69,379	596	3.41%
FHLB stock and other investments	86,718	863	3.95%
Mortgage-backed securities	119,606	1,153	3.86%
Loans
Single family	2,856,445	32,971	4.62%
Builder lines	556,969	9,630	6.86%
Commercial real estate	134,731	2,388	7.03%
Mortgage banker finance	165,894	2,542	6.08%
Commercial business	40,963	636	6.16%
Consumer	87,252	1,506	6.85%

Total loans	3,842,254	49,673	5.16%

Total interest-earning assets	4,197,787	52,940	5.03%
Non-interest-earning assets	212,706

Total assets	$4,410,493

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$150,175	441	1.16%
Money market and savings	182,362	686	1.49%
Certificates of deposit	478,954	3,436	2.85%
Non-interest bearing deposits	138,785	—	—

Total community banking	950,276	4,563	1.91%
Wholesale and money desk	1,127,016	9,687	3.41%

Total deposits	2,077,292	14,250	2.72%
FHLB advances	1,884,286	15,290	3.18%
Short term borrowing	—	—	—
Junior subordinated notes	96,191	1,421	5.78%

Total interest-bearing liabilities	4,057,769	30,961	3.01%
Non-interest-bearing liabilities and stockholders’ equity	352,724

Total liabilities and stockholders’ equity	$4,410,493

Net interest income/interest rate spread		$21,979	2.02%

Net yield on interest-earning assets			2.12%

Ratio of average interest-earning assets to average interest-bearing liabilities			103.45%

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Nine Months Ended September 30, 2006

	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Interest-Earning Assets
Short-term interest earning assets	$72,609	$2,598	4.72%
Available for sale securities	64,005	2,047	4.27%
FHLB stock and other investments	87,592	3,133	4.78%
Mortgage-backed securities	305,047	11,873	5.19%
Loans
Single family	2,781,579	110,727	5.31%
Builder lines	848,719	51,903	8.18%
Commercial real estate	213,050	11,887	7.46%
Mortgage banker finance	155,424	8,055	6.93%
Commercial business	39,240	2,029	6.91%
Consumer	92,864	5,009	7.21%

Total loans	4,130,876	189,610	6.13%

Total interest-earning assets	4,660,129	209,261	5.99%
Non-interest-earning assets	288,542

Total assets	$4,948,671

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$180,279	2,086	1.55%
Money market and savings	244,852	4,854	2.65%
Certificates of deposit	759,830	21,954	3.86%
Non-interest bearing deposits	155,341	—	—

Total community banking	1,340,302	28,894	2.88%
Wholesale and money desk	1,091,460	39,511	4.84%

Total deposits	2,431,762	68,405	3.76%
FHLB advances	1,979,972	66,063	4.40%
Short term borrowing	2,930	132	5.94%
Junior subordinated notes	108,005	5,447	6.65%

Total interest-bearing liabilities	4,522,669	140,047	4.11%
Non-interest-bearing liabilities and stockholders’ equity	426,002

Total liabilities and stockholders’ equity	$4,948,671

Net interest income/interest rate spread		$69,214	1.88%

Net yield on interest-earning assets			2.00%

Ratio of average interest-earning assets to average interest-bearing liabilities			103.04%

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Nine Months Ended September 30, 2005

	Average Balance	Interest Income/ Expense	Average Yield/ Rate

Interest-Earning Assets
Short-term interest earning assets	$92,181	$1,778	2.54%
Available for sale securities	67,066	1,559	3.11%
FHLB stock and other investments	81,498	2,129	3.49%
Mortgage-backed securities	108,258	2,978	3.67%
Loans
Single family	2,745,930	92,923	4.51%
Builder lines	470,454	23,219	6.60%
Commercial real estate	111,482	5,509	6.61%
Mortgage banker finance	143,703	6,213	5.78%
Commercial business	29,989	1,387	6.18%
Consumer	69,170	3,664	7.08%

Total loans	3,570,728	132,915	4.97%

Total interest-earning assets	3,919,731	141,359	4.81%
Non-interest-earning assets	168,134

Total assets	$4,087,865

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$111,142	896	1.08%
Money market and savings	188,862	2,209	1.56%
Certificates of deposit	425,153	8,341	2.62%
Non-interest bearing deposits	106,983	—	—

Total community banking	832,140	11,446	1.84%
Wholesale and money desk	1,093,662	24,978	3.05%

Total deposits	1,925,802	36,424	2.53%
FHLB advances	1,772,561	39,362	2.93%
Short term borrowing
Junior subordinated notes	60,590	2,792	6.08%

Total interest-bearing liabilities	3,758,953	78,578	2.78%
Non-interest-bearing liabilities and stockholders’ equity	328,912

Total liabilities and stockholders’ equity	$4,087,865

Net interest income/interest rate spread		$62,781	2.03%

Net yield on interest-earning assets			2.14%

Ratio of average interest-earning assets to average interest-bearing liabilities			104.28%

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Quarter Ended

	Sept. 30, 2006	June 30, 2006	Sept. 30, 2005

Common share data
Ending shares outstanding	23,541,080	23,424,150	23,375,076
Average shares outstanding-basic	23,476,260	23,411,739	23,277,026
Average shares outstanding-diluted	24,086,350	24,009,121	23,803,035
Basic earnings per share	$0.22	$0.33	$0.34
Diluted earnings per share	0.21	0.33	0.34
Common book value (period end)	$15.07	$14.72	$14.06
Common tangible book value (period end)	8.12	7.72	8.69
Average balances
Assets	$5,113,150	$5,116,394	$4,410,493
Interest-earning assets	4,826,526	4,814,615	4,197,787
Interest-bearing liabilities	4,637,760	4,691,550	4,057,769
Ratios
ROA	0.52%	0.66%	0.71%
ROCE	6.19%	8.85%	9.81%
Net interest spread	1.69%	1.97%	2.02%
Net yield on interest-earning assets	1.87%	2.08%	2.12%
Efficiency Ratio	59.85%	55.14%	55.92%
Equity to assets (period end)	8.43%	8.39%	7.37%
Equity to assets (average)	8.45%	7.47%	7.27%
Capital ratios - (bank only):
Leverage ratio	7.63%	7.43%	7.03%
Tier 1 risk-based capital ratio	10.92%	11.30%	11.29%
Total risk-based capital ratio	11.33%	11.72%	11.63%
Asset quality
Nonperforming Loans (“NPLs”)	$14,478	$11,646	$19,910
REO	19,456	19,910	4,963

Nonperforming Assets (“NPAs”)	$33,934	$31,556	$24,873
NPLs as % of loans	0.33%	0.27%	0.50%
NPAs as % of assets	0.66%	0.62%	0.56%
Allowance to period end loan balance	0.32%	0.32%	0.23%
Allowance to average loan balance	0.33%	0.33%	0.23%
Branch and employee data
Full-time equivalent employees	624	697	682
Commercial banking offices	9	9	6
Retail mortgage offices	38	43	51
Wholesale mortgage origination offices	2	3	4
Community banking offices	36	36	31
Loan portfolio
Single family
Held for investment	$2,593,396	$2,689,639	$2,659,983
Held for sale	185,254	231,628	257,781
Builder lines	1,043,571	876,363	598,723
Mortgage banker finance	136,831	167,925	147,775
Other	467,094	365,648	271,358
Allowance for credit losses	(14,212)	(13,793)	(9,024)

Loans, net	$4,411,934	$4,317,410	$3,926,596

Deposits
Community banking	$1,367,149	$1,359,452	$963,677
Wholesale and money desk	1,195,213	1,163,274	1,038,162

Total deposits	$2,562,362	$2,522,726	$2,001,839

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Nine Months Ended September 30,

	2006	2005

Common share data
Ending shares outstanding	23,541,080	23,375,076
Average shares outstanding- basic	23,430,147	22,532,716
Average shares outstanding- diluted	23,991,567	23,015,655
Basic earnings per share	$0.83	$0.96
Diluted earnings per share	0.81	0.94
Common book value (period end)	$15.07	$14.06
Common tangible book value (period end)	8.12	8.69
Average balances
Assets	$4,948,671	$4,087,865
Interest-earning assets	4,660,129	3,919,731
Interest-bearing liabilities	4,522,669	3,758,953
Ratios
ROA	0.59%	0.71%
ROCE	7.60%	9.57%
Net interest spread	1.88%	2.03%
Net yield on interest-earning assets	2.00%	2.14%
Efficiency Ratio	57.82%	54.68%
Equity to assets (period end)	8.43%	7.37%
Equity to assets (average)	7.75%	7.37%
Capital ratios - (bank only):
Leverage ratio	7.63%	7.03%
Tier 1 risk-based capital ratio	10.92%	11.29%
Total risk-based capital ratio	11.33%	11.63%
Asset quality
Nonperforming Loans (“NPLs”)	$14,478	$19,910
REO	19,456	4,963

Nonperforming Assets (“NPAs”)	$33,934	$24,873
NPLs as % of loans	0.33%	0.50%
NPAs as % of assets	0.66%	0.56%
Allowance to period end loan balance	0.32%	0.23%
Allowance to average loan balance	0.34%	0.25%
Branch and employee data
Full-time equivalent employees	624	682
Commercial banking offices	9	6
Retail mortgage offices	38	51
Wholesale mortgage origination offices	2	4
Community banking offices	36	31
Loan portfolio
Single family
Held for investment	$2,593,396	$2,659,983
Held for sale	185,254	257,781
Builder lines	1,043,571	598,723
Mortgage banker finance	136,831	147,775
Other	467,094	271,358
Allowance for credit losses	(14,212)	(9,024)

Loans, net	$4,411,934	$3,926,596

Deposits
Community banking	$1,367,149	$963,677
Wholesale and money desk	1,195,213	1,038,162

Total deposits	$2,562,362	$2,001,839

FRANKLIN BANK CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Year Ended		Three Months Ended

	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	June 30, 2006	Sept. 30, 2005

NET INCOME
Net income as reported (GAAP)	$19,529	$21,573	$5,127	$7,806	$7,932
Legal settlement (net of tax)	978	—	978	—	—
Preferred stock dividends	2,246	—	1,617	629	—
Restricted stock (net of tax)	162	—	162	—	—

Adjusted net income	$22,915	$21,573	$7,884	$8,435	$7,932

EARNINGS PER SHARE
Diluted earnings per share (GAAP)	$0.81	$0.94	$0.21	$0.33	$0.34
Legal settlement (net of tax)	0.04	—	0.04	—	—
Preferred stock dividends	0.10	—	0.07	0.03	—
Restricted stock (net of tax)	0.01	—	0.01	—	—

Adjusted diluted earnings per share	$0.96	$0.94	$0.33	$0.36	$0.34

SOURCE  Franklin Bank Corp.
          -0-                                                            10/31/2006
          /CONTACT:  Kris Dillon of Franklin Bank Corp., +1-713-339-8913/
          /Photo:       NewsCom:  http://www.newscom.com/cgi-bin/prnh/20060108/FBCLOGO
                            AP Archive:  http://photoarchive.ap.org
                            PRN Photo Desk, photodesk@prnewswire.com /
          /Web site:  http://www.bankfranklin.com /